Worthington Enterprises Names Joseph Hayek Chief Executive Officer; Effective Nov. 1

COLUMBUS, OHIO (October 8, 2024) – The Worthington Enterprises, Inc. (NYSE: WOR) Board of Directors today announced Joseph Hayek as the Company’s next president and chief executive officer (CEO) effective Nov. 1, 2024. Hayek, who currently is the Company’s executive vice president, chief financial and operations officer, will replace Andy Rose who is retiring.

Worthington Enterprises Board of Directors Chairman John Blystone, said, “Joe is a proven leader with a deep understanding of the business, Worthington’s culture and a demonstrated ability to capitalize on the opportunities ahead. We expect a seamless and effective transition as Joe has earned the respect of the Board, our employees and the investment community, and we look forward to continuing to support him and his leadership team as they drive long-term shareholder value.”

Blystone continued, “On behalf of the Board, I would like to thank Andy for his contributions to Worthington over his 16 years with the Company and four years as CEO. I would particularly like to recognize the role he played successfully leading the team that separated Worthington Industries into two independent public companies, unlocking over $1 billion in shareholder value, as well as managing the business to record profits through the COVID era.”

Joe Hayek said, “I am humbled and honored to have the opportunity to lead Worthington Enterprises as CEO. After 10 years at Worthington, I have a deep appreciation for and belief in the power of our people-first Philosophy of treating our customers, employees, investors and suppliers as we would like to be treated. As a market-leading consumer and building products company, Worthington Enterprises is well-positioned for growth, and together with our talented people, I am committed to leveraging our performance-based culture and the Worthington Business System of transformation, innovation and M&A to deliver solid returns for our shareholders.”

Hayek, 52, has served as the Company’s executive vice president and chief financial and operations officer since December 2023 when Worthington Industries successfully completed the strategic initiative known as “Worthington 2024,” which resulted in the separation of the Steel Processing business creating two standalone, public companies. He previously served as Worthington Industries vice president and chief financial officer from November 2018 to November 2023 where he played an integral role in Worthington 2024 helping position both companies to capitalize on differentiated growth and value creation strategies. Hayek was vice president and general manager of the Company’s oil and gas equipment business unit from March 2017 to November 2018, and vice president of mergers & acquisitions and corporate development from April 2014 to March 2017. Prior to joining Worthington, Hayek served as president of Sarcom, Inc., a value-added IT solutions provider and the largest division of PCM, Inc.

Colin Souza, 36, will become vice president and chief financial officer of Worthington Enterprises effective Nov. 1, 2024. He is currently vice president of finance for the Company overseeing financial planning and analysis, corporate development, M&A and corporate strategy and innovation. In 2023, Souza led the project management office for Worthington 2024. Souza joined the Company in 2011 and has held numerous finance and strategy roles throughout his tenure. He earned his bachelor’s degree in finance and economics and master’s degree in business administration from The Ohio State University and holds a Chartered Financial Analyst (CFA) designation.

About Worthington Enterprises

Worthington Enterprises (NYSE: WOR) is a designer and manufacturer of market-leading brands that help enable people to live safer, healthier and more expressive lives. The Company operates with two primary business segments—Building Products and Consumer Products. The Building Products segment includes cooking, heating, cooling and water solutions, architectural and acoustical grid ceilings and metal framing and accessories. The Consumer Products segment provides solutions for the tools, outdoor living and celebrations categories. Product brands within the Worthington Enterprises portfolio include Balloon Time®, Bernzomatic®, Coleman® (propane cylinders), CoMet®, Garden-Weasel®, General®, HALO™, Hawkeye™, Level5 Tools®, Mag Torch®, NEXI™, Pactool International®, PowerCore™, Well-X-Trol® and XLite™, among others. The Company also serves the growing global hydrogen ecosystem via a joint venture focused on on-board fueling systems and gas containment solutions.

Headquartered in Columbus, Ohio, Worthington Enterprises and its joint ventures employ approximately 6,000 people throughout North America and Europe.

Founded in 1955 as Worthington Industries, Worthington Enterprises follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Worthington Enterprises achieves this outcome by empowering its employees to innovate, thrive and grow with leading brands in attractive markets that improve everyday life. The Company engages deeply with local communities where it has operations through volunteer efforts and The Worthington Companies Foundation, participates actively in workforce development programs and reports annually on its corporate citizenship and sustainability efforts. For more information, visit worthingtonenterprises.com.

Forward-Looking Statements

Statements by Worthington Enterprises that are not limited to historical information constitute “forward-looking statements” under federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from those expected by Worthington Enterprises. Readers should evaluate forward-looking statements in the context of such risks, uncertainties and other factors, many of which are described in Worthington Enterprises’ filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements are qualified by the cautionary statements included in Worthington Enterprises’ SEC filings and other public communications. This press release speaks only as of the date hereof. Worthington Enterprises does not undertake any obligation to update or revise its forward-looking statements except as required by applicable law or regulation.

###